UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 9, 2016 (Date of earliest event reported March 7, 2016)

TCP INTERNATIONAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-36521	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
(Address of principal executive offices)
(330) 995-6111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 7, 2016, TCP International Holdings Ltd. (the "Company") issued 642,143 restricted share units to certain executives and employees of the Company (including the 450,000 restricted share units awarded in connection with the agreement described in Item 5.02(e) of this Form 8-K). The restricted share units were awarded for compensatory purposes and no consideration was received by the Company in connection with their issuance. 450,000 restricted share units will vest pro-rata on a monthly basis over a 10-month period beginning on March 31, 2016 or on such later date as the common shares have been registered in accordance with applicable provisions of Swiss law. 192,143 restricted share units will vest equally over a three-year period dependent on the recipient’s continued service. When vested, each restricted share unit will be converted into one common share. The restricted share units are subject to accelerated vesting in connection with certain terminations of employment or a change in control of the Company. The restricted share units were not registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of sale, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The restricted share units were issued in reliance upon the exemption from registration provided by Rule 506(b) of the Securities Act, on the basis of representations that they are “accredited investors” as that term is defined in Rule 501 of the Securities Act. The Company did not engage in any form of “general solicitation” or “general advertising” (as those terms are used in Rule 502(c) of the Securities Act) in connection with the offering of the restricted share units to executives and employees.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In order to comply with the provisions of the Ordinance Against Excessive Remuneration at Listed Companies in Switzerland, on March 7, 2016, Brian Catlett, the Company's Chief Financial Officer, entered into an amended and restated employment agreement with our subsidiary, Technical Consumer Products, Inc. for a term of three years commencing on December 31, 2015 (the “Effective Date”), with automatic one-year renewals thereafter. Under the terms of his agreement, Mr. Catlett is paid a minimum annual salary of $400,000, is eligible for an incentive bonus upon the achievement of certain management objectives set out each year by the Board of Directors, and is eligible to receive all other benefits which are or may become generally available to the Company’s full-time employees and the members of its management team. Mr. Catlett also has been granted a one-time special bonus of $375,000 to be paid by March 15, 2016, and 450,000 restricted share units that will vest pro-rata on a monthly basis over a 10-month period beginning on March 31, 2016 or on such later date as the common shares have been registered in accordance with applicable provisions of Swiss law.

If the employment agreement is not renewed by the Company, or if Mr. Catlett is terminated without cause or if he terminates his employment for good reason, after either the Company or Mr. Catlett provides a written notice one-year prior to termination, he is entitled to severance comprised of continuing salary for one year and any earned but unpaid bonus up to the effective date of termination. He is also subject to certain confidentiality and restrictive covenants, including non-competition and non-solicitation provisions for a period of one year after his termination, and other customary provisions.

A copy of the complete employment agreement is filed as exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX	DESCRIPTION
99.1	Employment Agreement between Technical Consumer Products, Inc. and Brian Catlett, dated March 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TCP INTERNATIONAL HOLDINGS LTD.
By:	/s/ Brian Catlett
Brian Catlett Chief Financial Officer and Treasurer

Date: March 9, 2016